UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                          America First Financial Fund
                                (Name of Issuer)

              Beneficial Unit Certificate, par value $20.00 per BUC
                         (Title of Class of Securities)

                                   023 913 106
                                 (CUSIP Number)

                                 JAMES J. CRAMER
                                 100 Wall Street
                                    8th Floor
                               New York, NY 10005
                            Tel. No.: (212) 742-4480
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                February 3, 1997
                     (Date of Event which Requires Filing of
                                 this Statement)






      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

      Check the following box if a fee is being paid with the statement [ ].


                                PAGE 1 OF 9 PAGES



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                                       SCHEDULE 13D


CUSIP NO. 023 913 106                                         PAGE 2 OF 9 PAGES


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             J.J. Cramer & Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    325,000
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            -0-

       9              SOLE DISPOSITIVE POWER

                            325,000

       10             SHARED DISPOSITIVE POWER

                              -0-

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             325,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.4%

14     TYPE OF REPORTING PERSON

             CO





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                                       SCHEDULE 13D



CUSIP NO. 023 913 106                                         PAGE 3 OF 9 PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James J. Cramer

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            325,000

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            325,000

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             325,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.4%

14     TYPE OF REPORTING PERSON

             IN





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                                       SCHEDULE 13D


CUSIP NO. 023 913 106                                         PAGE 4 OF 9 PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Karen L. Cramer

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            325,000

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            325,000

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             325,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.4%

14     TYPE OF REPORTING PERSON

             IN






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                                       SCHEDULE 13D

CUSIP NO. 023 913 106                                    PAGE  5  OF  9  PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Cramer Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(D) OR 2(E)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                      7      SOLE VOTING POWER

      NUMBER OF                       325,000
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            -0-

       9              SOLE DISPOSITIVE POWER


                            325,000

       10             SHARED DISPOSITIVE POWER

                            -0-

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             325,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.4%

14     TYPE OF REPORTING PERSON

             PN

                                       SCHEDULE 13D

CUSIP NO.  023 913 106                                   PAGE  6  OF  9  PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Cramer Capital Corporation

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    325,000
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            -0-

       9              SOLE DISPOSITIVE POWER

                            325,000

       10             SHARED DISPOSITIVE POWER

                            -0-

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             325,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.4%

14     TYPE OF REPORTING PERSON

             CO


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CUSIP NO.  023 913 106                                   PAGE  7  OF  9  PAGES


ITEM 1.     SECURITY AND ISSUER.

            The undersigned hereby amends the statement on Schedule 13D, dated October 18, 1995, as amended by Amendment No. 1, dated November 17, 1995, as amended by Amendment No. 2, dated January 29, 1996, and as amended by Amendment No. 3, dated January 29, 1997 (the "Statement"), filed by the undersigned relating to the Beneficial Unit Certificate ("BUC"), par value $20.00 per BUC of America First Financial Fund 1987-A Limited Partnership, a Delaware limited partnership, as set forth below. Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as set forth in the Statement.

ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

            Item 3 of the Statement is hereby amended and restated to read in its entirety as follows:

            The 325,000 BUCs held by the Reporting Persons were purchased with the personal funds of the Partnership in the aggregate amount of $7,299,676.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            Items 5(a), 5(b) and 5(c) of the Statement are hereby amended and restated to read in their entirety as follows:

            (a) This statement on Schedule 13D relates to 325,000 BUCs beneficially owned by the Reporting Persons, which constitute approximately 5.4% of the issued and outstanding BUCs.

            (b) The Partnership, Cramer Capital Corporation and the Manager have sole voting and dispositive power with respect to 325,000 BUCs owned by the Partnership. James Cramer and Karen Cramer have shared voting and dispositive power with respect to the Partnership's 325,000 BUCs.

            (c) Since the last filing, the Reporting Persons purchased and sold BUCs on the dates, in the amounts and at the prices set forth on Exhibit B attached hereto and incorporated by reference herein. All of such purchases and sales were made on the open market.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

            Item 6 of the Statement is amended by deleting on the second line the number "390,000" and replacing it with the number "325,000".




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CUSIP NO.  023 913 106                                   PAGE  8  OF  9  PAGES





                               SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997



                                   J.J. CRAMER & CO.

                                   By:/s/ James J. Cramer
                                      --------------------------
                                      Name: James J. Cramer
                                      Title: President


                                    /s/ James J. Cramer
                                   -----------------------------
                                      James J. Cramer


                                    /s/ Karen L. Cramer
                                   -----------------------------
                                      Karen L. Cramer


                                   CRAMER PARTNERS, L.P.


                                   By: CRAMER CAPITAL CORPORATION,
                                       its general partner


                                   By:/s/ James J. Cramer
                                      --------------------------
                                      Name: James J. Cramer
                                      Title: President

                                   CRAMER CAPITAL CORPORATION

                                   By:/s/ James J. Cramer
                                      --------------------------
                                      Name: James J. Cramer
                                      Title: President





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CUSIP NO. 023 913 106                                     PAGE  9  OF  9  PAGES


                                    EXHIBIT B

                                 Transactions of
                 The Limited Partnership In the Past Sixty Days


Cramer Partners, L.P.
---------------------


                     No. of BUCs
Trade Dates        Purchased/Sold     Cost (Sales Price) Per BUC    Type
-----------        --------------     --------------------------    ----
1/28/97                40,000                   30.125                S
1/30/97                10,000                    31.00                S
2/3/97                 12,500                    31.30                S
2/6/97                  2,500                    31.25                S